Exhibit 1

FOR IMMEDIATE RELEASE

December 9, 2002

Contact Information :
        Nissin Co.,Ltd.
        Hitoshi Higaki
        Managing Director and General Manager,
        Corporate Planning Department
        Tel: (TOKYO) +81-3348-2424
        E-mail: info-ir@nissin-f.co.jp

Notice of Repurchase of Shares from the Market
(Repurchase of Shares Pursuant to the Provisions of Article 210
of the Commercial Code of Japan)

We hereby inform you that Nissin Co., Ltd. (“Nissin”) repurchased its shares from the market as follows pursuant to the provisions of Article 210 of the Commercial Code of Japan.

1.	Purchase period	November 26 through December 6, 2002
2.	Number of shares repurchased	162,000 shares
3.	Aggregate purchase price	JPY 144,003,900
4.	Method of repurchase	Purchase on the Tokyo Stock Exchange

[Reference 1] Matters resolved at the FY 2002 ordinary general shareholders’ meeting held on June 22, 2002:

●	Type of share to be repurchased	Shares of common stock of Nissin
●	Aggregate number of shares to be repurchased	Up to 3,000,000 shares
●	Aggregate purchase price of shares	Up to JPY 4,500,000,000

[Reference 2] Matters resolved at the meeting of the board of directors held on November 25, 2002:

●	Type of share to be repurchased	Shares of common stock of Nissin
●	Aggregate number of shares to be repurchased	Up to 1,500,000 shares
●	Aggregate purchase price of shares	Up to JPY 1,500,000,000

[Reference 3] Number of shares repurchased since the resolution was passed at the ordinary general shareholders’ meeting on June 22, 2002:

●	Aggregate number of shares repurchased	162,000 shares
●	Aggregate purchase price	JPY 144,003,900